Thornburg Investment Trust 485BPOS

Exhibit (g)(3)

Thornburg Investment Trust

Fee Schedule

January 1, 2021

State Street Bank and Trust Company

Thornburg Investment Trust

Confidential Fee Schedule

January 1, 2021

CUSTODY, FUND ACCOUNTING AND SUPPORT SERVICES

Reference is hereby made to the (a) Custodian Agreement dated as of April 12, 2018 and effective as of January 1, 2018 by and between State Street Bank and Trust Company (“State Street”) and Thornburg Investment Trust funds (each a “Fund” and collectively, the “Funds” or the “Complex”) specified therein (the “Custody Agreement”) and (b) the Fund Accounting and Support Services Agreement dated as of April 12, 2018 and effective as of January 1, 2018 by and between State Street and the Funds specified therein (the “Fund Accounting and Support Services Agreement” and collectively with the Custody Agreement, the “Agreements,” as the same may be amended, supplemented, restated or otherwise modified from time to time). The parties have entered into this fee schedule (“Fee Schedule”) effective January 1, 2021 (the “Effective Date”) in order to memorialize their agreement on the compensation to be paid by the Funds to State Street for the performance of the services specified in the Agreements (the “Services”). This Fee Schedule shall be subject to the terms and conditions of the Agreements as if it were a part thereof. Unless otherwise agreed by the parties, this Fee Schedule shall apply to the provision of the Services to each Fund which is a party or is otherwise subject to the Agreements from time to time. In the event of any conflict between the terms of an Agreement and the terms of this Fee Schedule relating to fees, charges, expenses or other financial terms, the terms of this Fee Schedule shall control. Unless otherwise defined, capitalized terms used herein shall have the meaning given to them in the relevant Agreement, as the context requires. State Street or one of its affiliates may provide additional services other than those described in the Agreements and this Fee Schedule from time to time as agreed with the Fund and will be entitled to compensation for those services by the Fund, whether in the form of fees agreed by the Fund for such services and/or in the form of other compensation or profit that may be separately realized by State Street or its affiliates related to those services; that compensation is separate from and in addition to the fees contemplated in this Fee Schedule.

[STATE STREET BANK AND TRUST COMPANY]

[Remainder of Page Intentionally Blank]

Information Classification: Limited Access

Thornburg Investment Trust

Fee Schedule

January 1, 2021

EXECUTION PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Fee Schedule as of the date first written above.

STATE STREET BANK AND TRUST COMPANY
/s/ Michael A. Foutes
Name:	Michael A. Foutes
Title:	Managing Director
Thornburg Investment Trust On behalf of each of the Funds
/s/ Curtis Holloway
Name:	Curtis Holloway
Title:	Treasurer

Information Classification: Limited Access

Thornburg Investment Trust

Fee Schedule

January 1, 2021

APPENDIX 1

[STATE STREET BANK AND TRUST COMPANY]

Information Classification: Limited Access

Thornburg Investment Trust

Fee Schedule

January 1, 2021

APPENDIX 2

[STATE STREET BANK AND TRUST COMPANY]

Information Classification: Limited Access

Thornburg Investment Trust

Fee Schedule

January 1, 2021

APPENDIX 3

[STATE STREET BANK AND TRUST COMPANY]

Information Classification: Limited Access

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